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                                                                     EXHIBIT 23B




                         CONSENT OF INDEPENDENT AUDITORS




Board of Directors
Bassett Furniture Industries, Incorporated
Bassett, Virginia


We consent to incorporation by reference in the Registration Statements (Nos. 33-52405, 33-52407, 333-60327 and 333-43188) on Form S-8 of Bassett Furniture
Industries, Incorporated and subsidiaries of our report dated November 30, 2001, relating to the balance sheets of International Home Furnishings Center, Inc. as of October 31, 2001 and 2000, and the related statements of income, stockholders' equity (deficit) and cash flows for each of the three years in the period ended October 31, 2001, which report is incorporated by reference in the November 24, 2001 annual report on Form 10-K/A of Bassett Furniture Industries, Incorporated and subsidiaries.


/s/ DIXON ODOM PLLC

High Point, North Carolina
April 25, 2002